CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 24, 2014, relating to the financial statements and financial highlights of the Meeder Funds comprising Muirfield Fund, Dynamic Growth Fund, Aggressive Growth Fund, Balanced Fund, Strategic Growth Fund, Quantex Fund, Utilities and Infrastructure Fund, Total Return Bond Fund, and Money Market Fund for the year ended December 31, 2013, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 29, 2014

COHEN FUND AUDIT SERVICES, LTD. | 735 N. WATER ST., SUITE 610 | MILWAUKEE, WI 53202-4104 | 414.203.6340 Registered with the Public Company Accounting Oversight Board.